Exhibit 99.1

Emisphere Technologies Appoints Tim McInerney and Jacob Plotsker to the Board of Directors

CEDAR KNOLLS, N.J., March 1, 2012 — Emisphere Technologies, Inc. (OTC BB:EMIS) announced today that Tim McInerney, a Principal at Two River Group Holdings and a Partner of Riverbank Capital Securities, Inc., and Jacob Plotsker, Senior Director, Commercial Operations for Teva Pharmaceuticals Women’s Health Division, have been appointed to the Company’s Board of Directors effective immediately.

Commenting on today’s news, Michael R. Garone, Chief Financial Officer and interim Chief Executive Officer of Emisphere, stated, “We are pleased to welcome Tim and Jacob to our Board. Both are seasoned executives who, together, bring a broad range of commercial pharma, biotechnology and finance experiences. I’m confident that Tim and Jacob will help build shareholder value at Emisphere.”

Mr. McInerney has over twenty-five years experience in the investment and pharmaceutical industries. He is currently a partner with Riverbank Capital Securities, an investment banking firm that specializes in financing for biotechnology and specialty pharmaceutical companies

Mr. McInerney currently serves on the board of directors of a number of biotechnology companies including ZIOPHARM, Inc., Insite Vision, Inc., and Edgemont Pharmaceuticals, LLC. He received his B.S. in pharmacy from St. John’s University in New York. He also completed a post-graduate residency in drug information systems at the New York University Medical Center.

During his tenure with Teva Pharmaceuticals’ Women’s Health Division, Mr. Plotsker has also held the position of Head of Marketing, where he led the Company’s proprietary product marketing and prepared new products for market introduction. Prior to joining Teva in 2009, Mr. Plotsker held senior commercial, marketing and finance positions with Pfizer, Organon International, and Schering-Plough, and has led commercialization of in-market brands and new product launches. Mr. Plotsker has also been involved in strategic assessment and evaluation of licensing and business development opportunities.

Mr. Plotsker holds a Bachelor of Arts degree in Accounting & Information Systems from Queens College of the City University of New York, a Master of Business Administration in Marketing and Finance from New York University – Stern School of Business, and completed the Executive Development Program in General Management at the University of Chicago – Booth School of Business. Additionally, he passed the uniform CPA examination. Mr. Plotsker is President of the Board of Directors of Sharsheret, a national not-for-profit organization providing support and resources to young women living with breast cancer.

About Emisphere Technologies, Inc.

Emisphere is a biopharmaceutical company that focuses on a unique and improved delivery of pharmaceutical compounds, medical foods and dietary supplements using its Eligen® Technology. These molecules and compounds could be currently available or in development. Such molecules are usually delivered by injection; in many cases, their benefits are limited due to poor bioavailability, slow on-set of action or variable absorption. The Eligen® Technology can be applied to the oral route of administration as well as other delivery pathways, such as buccal, rectal, inhalation, intra-vaginal or transdermal. The Company’s website is: www.emisphere.com.

Safe Harbor Statement Regarding Forward-looking Statements

The statements in this release and oral statements made by representatives of Emisphere relating to matters that are not historical facts (including without limitation those regarding the timing or potential outcomes of research collaborations or clinical trials, any market that might develop for any of Emisphere’s product candidates, the sufficiency of Emisphere’s cash and other capital resources and its ability to obtain additional financing to meet its capital needs) are forward-looking statements that involve risks and uncertainties, including, but not limited to, the likelihood that future research will prove successful, the likelihood that any product in the research pipeline will receive regulatory approval in the United States or abroad, the ability of Emisphere and/or its partners to develop, manufacture and commercialize products using Emisphere’s drug delivery technology, Emisphere’s ability to fund such efforts with or without partners, and other risks and uncertainties detailed in Emisphere’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in Emisphere’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 (file no. 000-17758) filed on March 31, 2011, Emisphere’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011, Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 filed on August 9, 2011, and Quarterly Report on Form 10-Q for the quarter ended September 30, 2011, filed on November 8, 2011.

CONTACT:	Michael R. Garone, Interim CEO and CFO

973-532-8005

mgarone@emisphere.com

Source: Emisphere Technologies, Inc.